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FOR IMMEDIATE RELEASE

DENTSPLY INTERNATIONAL ANNOUNCES EXECUTIVE PROMOTIONS

York, PA – December 15, 2008 – DENTSPLY International Inc. (NASDAQ:XRAY), the global leader in the professional dental products industry, today announced two executive promotions, effective January 1, 2009. Mr. Christopher Clark will be promoted to President and Chief Operating Officer and Mr. James Mosch will be promoted to Executive Vice President.

Mr. Christopher Clark (age 47) currently serves as Executive Vice President and Chief Operating Officer with primary responsibility over all operating units of the Company. Since his appointment to this role in January 2007, Mr. Clark has successfully developed and implemented strategies that have improved the competitiveness of the Company and its diverse global operations. He has been a driving force in leveraging the Company’s manufacturing and distribution platforms to improve margins and drive growth above market levels.

Mr. Clark joined DENTSPLY in September 1992 as Director of Marketing of the Prosthetics division. In July 1996, he was promoted to Vice President and General Manager of the division. Three years later, he was promoted to Vice President and General Manager of DENTSPLY’s global imaging business with operations in the United States, Germany and Italy, which served markets worldwide. In January 2003, Mr. Clark was promoted to Senior Vice President and, in that position, had a wide variety of responsibilities, including business development, strategic planning, and operating responsibility over six primary manufacturing operations and more than ten selling organizations located in the United States, Europe and Japan. He also led the formation of DENTSPLY North America, effectively combining the field and sales management functions of six U.S. operations into a more cohesive structure with greater efficiencies and synergies.

Prior to joining DENTSPLY, Mr. Clark was employed with Procter & Gamble in a number of management positions, including Brand Manager of Crest Toothpaste. He received his Bachelor of Arts degree in economics from Harvard University, and has a Master of Business Administration degree in marketing and finance from Columbia University’s Graduate School of Business.

Mr. James Mosch (age 51) currently holds the position of Senior Vice President with primary responsibility for the Company’s business development and the endodontic franchise. He also has oversight responsibility for Latin America, Canada, and the orthodontic businesses. Since his appointment to Senior Vice President in 2003, Mr. Mosch has driven product development, selling and marketing strategies, and maximized the manufacturing platforms of the respective businesses. Mr. Mosch assumed the additional responsibility of business development in 2007 and has been a driving force in leading the Company’s acquisition strategy resulting in ten acquisitions over the past two years.

Mr. Mosch joined DENTSPLY in July 1994 as the Vice President and General Manager of the Company’s Cavitron division. In that role, he led the repositioning of the division and consolidation with what is now known as DENTSPLY Professional, encompassing four previously independent operations.

Prior to joining DENTSPLY, Mr. Mosch held several executive positions in the areas of sales, marketing and operations with Baxter International and American Hospital Supply. Mr. Mosch received a Bachelor of Science degree in Industrial Management/Life Sciences from Purdue University and has a MBA from Southern Methodist University.

Bret Wise, Chairman and CEO, commented,“Chris and Jim have demonstrated excellent leadership skills and served as key contributors to DENTSPLY’s success over many years. I have great confidence in their abilities to grow the business and drive future earnings growth. Both possess the vision and business acumen needed to lead DENTSPLY in both robust and lean economic environments.”

DENTSPLY designs, develops, manufactures and markets a broad range of products for the dental market. The Company believes that it is the world’s leading manufacturer and distributor of dental prosthetics, precious metal dental alloys, dental ceramics, endodontic instruments and materials, prophylaxis paste, dental sealants, ultrasonic scalers, and crown and bridge materials; the leading United States manufacturer and distributor of dental handpieces, dental x-ray film holders, film mounts and bone substitute/grafting materials; and a leading worldwide manufacturer or distributor of dental implants, impression materials, orthodontic appliances, dental cutting instruments, infection control products, and dental injectable anesthetics. The Company distributes its dental products in over 120 countries under some of the most well-established brand names in the industry.

DENTSPLY is committed to the development of innovative, high quality, cost-effective new products for the dental market.

To the extent this press release is considered to contain forward-looking information regarding future events or the future financial performance of the Company, such statements are made within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from forward-looking information set forth herein as a result of certain risk factors, including, without limitation; the continued strength of dental markets, the timing, success and market reception for our new and existing products, and changes in the general economic environment that could affect our business.